Articles of Amendment
to the Articles of Incorporation
of
Ener1, Inc.

Certificate of Designations
of Series B Preferred Stock
of
Ener1, Inc.

(Pursuant to Section 607.0602 of the
Florida Business Corporation Act)

Series B Convertible Preferred Stock.

    1.        Designation. The designation of this class of Preferred Stock is “Series B Convertible Preferred Stock” (hereinafter, the “Series B Preferred”). The number of shares constituting the Series B Preferred shall be 180,000 shares, with a liquidation value of $100.00 per share (the “Liquidation Value”).

    2.        Rank. The Series B Preferred shall rank: (i) junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred; (ii) senior to the Corporation’s common stock, $.01 par value per share (the “Common Stock”); (iii) senior to any class or series of capital stock of the Corporation hereafter created not specifically ranking by its terms senior to the Series B Preferred (collectively, with the Common Stock, the “Junior Securities”); and (iv) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred, in each case as to distribution of assets of the Corporation upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (“Parity Securities”).

    3.        Dividends.

(a) Dividends shall be payable, to the extent allowed by applicable law and available, on the shares of outstanding Series B Preferred as follows:

(i) Semi-annually, in arrears, on November 1 of each year during which the Series B Preferred shall be outstanding beginning November 1, 2005;

    (ii)               For the first two years after issuance of the Series B Preferred, payment-in-kind, in the form of additional shares of Series B Preferred, at the rate of Seven Percent (7%) of the Liquidation Value.

(iii) Thereafter, in the form of cash at the rate of Seven Percent (7%) of the Liquidation Value.

(iv) In the event that any dividends are not paid because not legally allowable or not available, said dividends shall cumulate.

    (b)               Dividends payable under this Section 3 shall be paid to the holders of record of the outstanding Series B Preferred as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend.

    4.        Voting. The Series B Preferred shall have no voting rights, except as required by law.

    5.        Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of the Series B Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all such Series B Preferred Stock outstanding on the date of such liquidation, dissolution or winding up, and the holders of Series B Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets (or proceeds thereof) to be distributed among the holders of the Series B Preferred Stock and any Parity Securities are insufficient to permit payment in full to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon, in the case of holders of the Series B Preferred Stock, the aggregate Liquidation Value of the Series B Preferred Stock held by each such holder on the date of such liquidation, dissolution or winding up and, in the case of holders of any Parity Securities, the liquidation preference and accumulated and unpaid dividends which they are entitled to pursuant to such Parity Securities. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 10 days prior to the payment date statement therein, to each record holder of Series B Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other Person or Persons, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.

    6.        Conversion and Registration Rights. In the event that the Corporation shall file a registration statement with the U.S. Securities and Exchange Commission subsequent to the issuance of the Series B Preferred hereunder, the holder shall have the right to convert that number of Series B Preferred Stock equal to up to 50% of the then unredeemed aggregate Liquidation Value of said Series B Preferred Stock into Common Stock of the Corporation, solely for the purpose of including said Common Stock in said registration and selling said Common Stock in the offering for which said registration is filed. The conversion ratio shall be established by dividing the Liquidation Value per share of Series B Preferred by the Common Stock price established for the Corporation’s Common Stock in the offering. Said rights of conversion and registration shall be subject to the discretion of the underwriters as to the inclusion of said Common Stock in said offering and to the effectiveness of said registration statement.

    7.        Redemption. The Series B Preferred shall be redeemable by the Corporation at any time in part or whole at 100% of the Liquidation Value, plus accrued and unpaid dividends. The Series B Preferred shall also redeemable at the option of the holder thereof once 100% of the Corporation’s 5% senior secured debentures due January 20, 2009 are liquidated through conversion, mandatory conversion, repurchase or payment by the Corporation. If such liquidation occurs in full before January 20, 2009, redemption shall be in twenty-four (24) equal monthly installments beginning thirty (30) days from the date of the Coporation’s receipt of notice from the holder, and continuing monthly thereafter. If such liquidation occurs on January 20,.2009, the redemption shall be in twelve (12) equal monthly installments, the first payment beginning thirty (30) days from January 20, 2009 and continuing monthly thereafter. In each case, said liquidation payments shall include all accrued and unpaid dividends. The Corporation shall notify the holder of the Series B Preferred Stock of the occurance of the liquidation.

    8.        Protective Provisions. For so long as any of the Series B Preferred remains outstanding, the consent of the holder of the Series B Preferred will be required for any amendment or change of the rights, preferences, privileges or powers of Series B Preferred or the issuance of any other series of preferred stock of the Corporation which is senior to Series B Preferred.

    9.        Identical Rights. Each share of Series B Preferred shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series B Preferred.

    10.        Certificates. So long as any shares of the Series B Preferred are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each shareholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

The foregoing Amendment was adopted by the Board of Directors of the Corporation acting by written consent dated October 13, 2004, pursuant to Sections 607.0821 and 607.0602 of the Florida Business Corporation Act. Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was Sufficient for approval.

        IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this 15th day of October, 2004.

ENER1, INC. BY: /S/ Ronald N. Stewart —————————————— Ronald N. Stewart Executive Vice President, General Counsel and Secretary